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                                                                   Exhibit 10.7

                            PATENT LICENSE AGREEMENT


               This is a Patent License Agreement (the "Agreement") dated as of October 4, 1997, (the "Effective Date") between Spectra-Physics Lasers, Inc., a Delaware corporation ("Licensor") and Spectra Precision, Inc. (formerly known as Spectra-Physics Laserplane, Inc.), a Delaware corporation ("Licensee").

                                   Background

               WHEREAS Licensor owns the patents listed in the attached Exhibit A, and any and all divisionals, continuations, continuations-in-part, reexaminations, and reissues, and any U.S. or foreign equivalents thereof (collectively, the "Licensed Patents"); and

               WHEREAS Licensee desires to obtain, and Licensor desires to grant, a license to use the Licensed Patents subject to the terms and conditions herein.

               NOW, THEREFORE, intending to be legally bound, Licensor and Licensee agree as follows:

                                      Terms

1.      LICENSE.

1.1. Grant of Rights. Licensor hereby grants to Licensee a non-exclusive, irrevocable (except as provided herein), perpetual (except as provided herein), world-wide, royalty-free right and license throughout the world to manufacture, have manufactured, use, sell, and import the Licensed Products, so long as said Licensed Products comprise a part of a System or are sold as a replacement part for a previously-sold System.

               As used in this Agreement "Licensed Products" shall mean products embodying or made in accordance with inventions of the Licensed Patents, which are used in, or manufactured for use in, a System and which are used for applications in construction, land or hydrographic surveying, mining, dynamic positioning or agriculture.

               As used in this Agreement "Permitted Subsidiary" shall mean any direct or indirect majority owned subsidiary of Licensee, but only for so long as it remains a direct or indirect majority owned subsidiary of Licensee.
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               As used in this Agreement "System" shall mean a system
manufactured by Licensee for sales to its customers, in which:

               (a) the portion of the Direct Product Cost of the System attributable to a Licensed Product is less than fifty percent (50%), or, in the case of a System comprising a rotating interior construction system emitting light having a wavelength of between approximately 490 and 570 nanometers, the portion the Direct Product Cost of the System attributable to a Licensed Product is less than seventy-five percent (75%); and

               (b) the average power output of the System is less than 10 milliwatts for all applications except underground applications, in which case the average power output of the System is less than 20 milliwatts.

               As used in this Agreement "Direct Product Cost" shall mean the standard manufacturing cost which shall include, without limitation, the cost of direct labor and materials and a standard allocation for overhead.

        1.2. Dispute Resolution. If the parties disagree as to the scope of the license granted pursuant to Section 1.1 of this Agreement, the parties agree to use the following procedure to resolve the dispute:

             1.2.1. After the dispute arises, a meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt to negotiate a resolution in good faith;

             1.2.2. If, within thirty (30) days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, then at the written request of either party, the parties will jointly appoint a mutually-acceptable neutral person not affiliated with either of the parties. If the parties have been unable to agree upon such appointment within ten (10) days after either party requests appointment of the neutral person, they shall seek assistance from the American Arbitration Association or other mutually agreed-upon provider of neutral services. The fees of the neutral person shall be shared equally by the parties.

             1.2.3. If the parties have been unable to agree on any of such matters within twenty (20) days after initial consultation with the neutral person, the parties agree to negotiate to resolve said dispute through arbitration to be conducted in Mountain View, California, under the Patent Arbitration Rules of the American Arbitration Association. Any resulting award shall be final, binding upon the parties, their successors and assigns, and non-appealable, and shall be entered in any court of competent jurisdiction to enforce it. Each party shall bear its own costs and expenses, including attorneys' fees, in the arbitration.

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             1.2.4. Nothing in this Agreement shall limit the right of either party, before and during any dispute resolution, to have recourse to such judicial remedies, including temporary or permanent injunction and attachment, as would be available in the absence of this Section 1.2.

        1.3. Maintenance of Licensed Patents and this License. Licensor will provide reasonable notice to Licensee of its intent not to file necessary documents, pay necessary fees, or take other actions necessary to ensure the continued validity and enforceability of the Licensed Patents. If Licensor chooses not to maintain the validity and enforceability of any of the Licensed Patents, then Licensor shall permit Licensee to maintain some or all of the Licensed Patents at its own expense. Licensor will reasonably cooperate with Licensee in such maintenance. Licensee will pay Licensor's reasonable out-of-pocket expenses of such cooperation.

2.      INFRINGEMENT.

        2.1. Notice of Infringement Claims. If Licensee becomes aware of actual or threatened infringement by a third party of any of the Licensed Patents, it shall promptly notify Licensor in writing of such infringement or threat.

        2.2. Prosecution of Infringement Claims. After any notice provided pursuant to Section 2.1, the parties will promptly consult in good faith as to the steps to be taken with respect to such infringement, provided; however, that in the absence of any agreement to the contrary, the Licensor will be obliged either: (a) to promptly take such action at its expense as is reasonably necessary to enjoin such infringement; or (b) to promptly notify Licensee that Licensor has good cause for refraining from taking such action.

             2.2.1. Licensor Prosecution. In the event that Licensor takes action under Section 2.2(a), Licensee shall cooperate fully with Licensor in such action, provided that Licensee is reimbursed for all of its reasonable out-of-pocket expenses incurred in connection with such cooperation. Licensor shall keep Licensee informed on all material developments throughout the progress of any such action. The Licensor shall retain all amounts recovered, whether by judgment, award, settlement, license, sublicense or otherwise, in any such action.

             2.2.2. Licensee's Rights. In the event that Licensor either notifies Licensee of its intent not to take action pursuant to Section 2.2(b), or does not take such action within sixty (60) days of notice by Licensee pursuant to Section 2.1, Licensee shall have the right to prosecute any action to enforce any of the Licensed Patents if such alleged third party infringer is engaged in substantially the same business as the Licensee (as determined by reasonable mutual agreement of Licensor and Licensee) at the time of said actual or threatened infringement. In all other circumstances, Licensee shall have no right to prosecute any action to enforce any of the Licensed Patents or participate in any administrative proceeding relating to the Licensed Patents except upon the express written consent of Licensor, which consent shall be at Licensor's sole discretion. In the event that Licensee takes such action, Licensor agrees to render Licensee all reasonable assistance that may be required and shall have the right to be represented therein by advisory counsel of its own selection and at its own expense.

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3.      DEFAULT AND TERMINATION.

        3.1. Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to Section 3.2, shall terminate upon the latest expiration date of any of the Licensed Patents, or upon final adjudication that no claim of any Licensed Patent is enforceable, whichever comes later.

        3.2. Termination. Either party may terminate this Agreement only if the other party materially fails to perform any obligation under this Agreement and such failure continues, substantially uncured, for 60 days following notice thereof by the terminating party. The contents of any notice tendered by the terminating party pursuant to this Section 3.2 shall set forth with reasonable specificity the claimed material failure of the other party.

4.      ASSIGNMENT AND SUBLICENSING.

        4.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Licensee without the prior written consent of Licensor; provided, however, that Licensee may, without such consent, assign such rights and such obligations set forth in this Agreement, in whole or in part: (a) in connection with a sale of all or substantially all of the assets and business of Licensee and its Permitted Subsidiaries in which the Licensed Patents are principally used, or (b) to the surviving entity after a merger, reorganization or other corporate restructuring of Licensee. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Licensor reserves the right to assign its rights under this agreement at its discretion.

        4.2. Sublicensing. Licensee may grant sublicenses under some or all of the Licensed Patents to a Permitted Subsidiary. Licensee shall notify Licensor of all pertinent details of such sublicenses, and any subsequent amendments thereto.

5.      MISCELLANEOUS.

        5.1. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered personally; (b) on the business day after dispatch by documented overnight delivery service such as Federal Express, if sent in such manner; (c) on the date of transmission by telecopy or telex or other means of electronic transmission, if so transmitted, provided that a confirmation copy of any such electronic transmission is sent no later than the business day following the date of electronic transmission by documented overnight delivery service or first class mail, postage prepaid; or
(d) on the third business day after deposit in the United States mail, postage prepaid. Notices or other communications shall be directed to the following addresses:

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                 5.1.1.  Notices to Licensee:

                         Spectra Precision Inc.
                         5475 Kellenburger Road
                         Dayton, OH  45424
                         Telephone: (937) 233-8921
                         Fax:  (937) 233-8976
                         Attention: President

                 5.1.2.  Notices to Licensor:

                         Spectra-Physics Lasers, Inc.
                         1335 Terra Bella Avenue
                         Building 7
                         Mountain View, CA  94043
                         Telephone: (415) 966-5555
                         Fax:  (415) 429-0212
                         Attention: President

Either party may change the addresses set forth above by providing written notice to the other party.

        5.2. Entire Agreement, Amendment, Waiver. This Agreement, and the exhibits hereto, constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

        5.3. Further Assurances. After the execution of this Agreement, each party shall take further actions and execute such further documents as may be necessary or reasonably requested by the other in order to effectuate the intent of this Agreement and to provide such other party with the benefits of this Agreement.

        5.4. Representations and Warranties. No representation or warranty, express or implied, is made by either party with respect to the Licensed Patents.

        5.5. Insolvency. All rights and licenses granted under or pursuant to this Agreement by Licensor to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code or replacement provision therefor (the "Code"), license to rights to "intellectual property" as defined in the Code. The parties agree that Licensee, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code.

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        5.6. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware.

        5.7. Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation thereof.

        5.8. Severability. The provisions of this Agreement are severable. In the event of the unenforceability or invalidity of any one or more of the terms, covenants, conditions or provisions of this Agreement under applicable law such unenforceability or invalidity shall not render any other of the terms, covenants, conditions or provisions hereof unenforceable or invalid and the parties hereto agree that this Agreement shall be construed as if such unenforceable or invalid provision were never contained herein.


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               IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       SPECTRA-PHYSICS LASERS, INC.


                                       By: /s/ Patrick L. Edsell
                                           ------------------------------------
                                            Patrick L. Edsell, President

                                       SPECTRA PRECISION, INC. (f.k.a
                                       SPECTRA-PHYSICS LASERPLANE, INC.)


                                       By: /s/ Steven Berglund
                                           ------------------------------------
                                            Steven Berglund, President


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